Exhibit 10.35

PROMISSORY NOTE (“Note”)

(William Kirby)

$12,000	Los Angeles, California As of November 15, 2005

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the undersigned, DrTattoff, LLC, a California limited liability company, its successors and assigns (hereinafter referred to as “Maker”), unconditionally promises to pay to William Kirby, its successors, assigns or to its order (“Holder”), at such place as Holder shall designate, in lawful money of the United States, the principal amount of Twelve Thousand Dollars ($12,000), payable in full on demand by Holder at any time but will be due and payable in full without demand on July 1, 2006, together with interest on the unpaid principal balance at three percent (3%) per annum. Maker may prepay any portion of this Note at any time without premium or penalty. Interest due hereunder shall he computed from the date hereof and shall be paid with the payment of any principal until all amounts under this Note are paid in full. Each payment made hereunder shall be credited first to amounts due under Section I below, if any, then to interest then due and the remainder of such payment shall be credited to principal. Notwithstanding the foregoing, in no event shall the interest rate exceed the maximum rate permitted by law.

1.    Indemnity and Expenses.

(a)    Maker agrees to indemnify Holder from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Note and the transactions contemplated hereby (including without limitation enforcement of this Note).

(b)    Maker agrees to pay to Holder upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Holder may incur in connection with (i) the administration of this Note, (ii) the exercise or enforcement of any of the rights of Holder hereunder, or (iii) the failure by Maker to perform or observe any of the provisions hereof.

(c)    The obligations of Maker in this Section 1 shall survive the discharge of Maker’s other obligations under this Note.

2.    Events of Default. If any of the following events shall occur, all principal and interest under this Note shall be, at the option of any Holder, immediately due and payable: (1) Failure to make any payment of all or any part of principal and/or interest when due; (2) Breach of any term in this Note; (3) Maker commences any proceeding under any bankruptcy, reorganization or arrangement or readjustment of debt law or statute of any jurisdiction, whether nor or hereafter in effect; (4) Maker files a petition or application to any tribunal for the appointment of a custodian, receiver or trustee for any substantial part of its assets; (5) Maker suffers the filing of any petition or application or the commencement of any such proceeding against him in which an order for relief is entered or which remains undismissed for thirty (30) days; (6) if Maker consents to, approves of, or acquiesces in any such petition, application, or order for relief or the appointment of a custodian, receiver, or any trustee for any substantial part of its assets; or (7) Maker makes an assignment for the benefit of creditors.

3.    No Waiver By Holder. Holder’s failure or forbearance to exercise any right given hereunder in the event of any breach of any term or condition set forth herein shall not be deemed a waiver of any such term or condition or any subsequent breach of the same or any other term or condition herein.

4.    Waiver By Maker. Maker waives presentment, demand, protest, notice of protest, acceptance, or other notice of non-payment or dishonor, and waives the right to require Holder to pursue any particular remedy as a condition to enforcement of this Note. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Holder would otherwise have. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Holder to any other or further action in any circumstances without notice or demand.

5.    Partial Invalidity. If any provision or any word, term, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provisions shall not be affected and shall remain in full force and effect.

6.    Governing Law. This Note shall be interpreted, construed and governed by, in accordance with and consistent with the laws of the State of California, which shall apply in all respects, including statutes of limitation, to any disputes or controversies arising out of or pertaining to this Note.

IN WITNESS WHEREOF, Maker has caused this Note to be executed on the date and in the place first written above.

MAKER

Dr. Tattoff, LLC
a California limited liability company

By:	/s/ James Morel
James Morel, Manager

By:	/s/ Christopher Knight
Christopher Knight, Manager

By:	/s/ William Kirby
William Kirby, Manager